Exhibit 27

Schedule A

Certain Information Regarding the
Reporting Persons1

	Class A Common Stock[2]		Class B Common Stock[3]		% of Total	% of Total
Name of Beneficial Owner	Shares	% of Class A	Shares	% of Class B	Common Stock[4]	Voting Power[5]
Maroon Private Trust Company, LLC, solely in the capacity as trustee of the trusts listed on Appendix 1, 2, 3, 4 and 5 of Exhibit 26.[6]	-	-	20,827,553	39.2%	21.8%	36.3%
THHC, L.L.C.[6]	-	-	11,338,027	21.3%	11.9%	19.8%
T11 HHC, LLC[6]	-	-	11,338,027	21.3%	11.9%	19.8%
Thomas J. Pritzker, as trustee of the trust listed on Appendix 6 of Exhibit 26, and as trustee of Maroon Trust, solely in such trust’s capacity as the member of Maroon Private Trust Company, LLC, and individually[67]	749,537	1.8%	20,878,516	39.3%	22.7%	36.5%
JNP ECI Investments, LLC[6]	-	-	3,413	*	*	*
BTP ECI Investments, LLC[6]	-	-	5,971	*	*	*
DTP ECI Investments, LLC[6]	-	-	5,971	*	*	*
Jason Pritzker, individually	2,588	*	-	-	*	*

* Less than 1% beneficial ownership

1 All references to the number of shares outstanding are as of April 25, 2025, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as adjusted to account for the conversion of an aggregate of 364,620 shares of Class B Common Stock into 364,620 shares of Class A Common Stock in connection with sales by a Separately Filing Group Member on May 14, 2025.

2 The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 42,308,329 shares of Class A Common Stock outstanding as of April 25, 2025, as adjusted, assuming that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

3 The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 53,147,958 shares of Class B Common Stock outstanding as of April 25, 2025, as adjusted, assuming that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

4 The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 42,308,329 shares of Class A Common Stock and 53,147,958 shares of Class B Common Stock outstanding as of April 25, 2025, as adjusted.

5 With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of April 25, 2025, as adjusted, which is comprised of 42,308,329 shares of Class A Common Stock and 53,147,958 shares of Class B Common Stock and assumes that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

6 THHC, L.L.C. is a member-managed Delaware limited liability company and directly holds 11,338,027 shares of Class B Common Stock. T11 HHC, LLC is a member-managed Delaware limited liability company and the controlling member of THHC, L.L.C., and in such capacity may be deemed to beneficially own such shares of Class B Common Stock. Maroon Private Trust Company, LLC is a manager-managed South Dakota limited liability company and the trustee of (i) the trust listed on Appendix 1 of Exhibit 26, which is the sole member of T11 HHC, LLC, and in such capacity may be deemed to beneficially own the shares of Class B Common Stock deemed to be beneficially owned by T11 HHC, LLC, (ii) the trusts listed on Appendix 2 of Exhibit 26, and in such capacity may be deemed to beneficially own an additional 9,474,171 shares of Class B Common Stock, (iii) the trust listed on Appendix 3 of Exhibit 26, which is the sole member of JNP ECI Investments, LLC, and in such capacity may be deemed to beneficially own an additional 3,413 shares of Class B Common Stock, (iv) the trust listed on Appendix 4 of Exhibit 26, which is the sole member of BTP ECI Investments, LLC, and in such capacity may be deemed to beneficially own an additional 5,971 shares of Class B Common Stock, and (v) the trust listed on Appendix 5 of Exhibit 26, which is the sole member of DTP ECI Investments, LLC, and in such capacity may be deemed to beneficially own an additional 5,971 shares of Class B Common Stock. Maroon Trust is the sole member of Maroon Private Trust Company, LLC and in such capacity may be deemed to beneficially own such shares of Class B Common Stock. Thomas J. Pritzker is the trustee of Maroon Trust and in such capacity may, for the purposes hereof, be deemed to beneficially own such shares of Class B Common Stock. Except as noted below, the investment decisions of Maroon Private Trust Company, LLC are made by the Trust Committee of its board of managers, consisting of Thomas J. Pritzker, John A. Miller, Paula H. McMenamin, Marshall E. Eisenberg and Derek Arend. Except as noted below, the voting decisions of Maroon Private Trust Company, LLC are made by the independent members of the Trust Committee, consisting of John A. Miller, Paula H. McMenamin, Marshall E. Eisenberg and Derek Arend. The members of the Trust Committee disclaim beneficial ownership as a result of serving on the Trust Committee. The investment decisions of Maroon Private Trust Company, LLC, as trustee of Margot and Tom Pritzker Foundation, are made by the Foundation Committee of its board of managers, consisting of Thomas J. Pritzker, John A. Miller, Paula H. McMenamin, Marshall E. Eisenberg and Derek Arend. The voting decisions of Maroon Private Trust Company, LLC, as trustee of Margot and Tom Pritzker Foundation, are made by the independent members of the Foundation Committee, consisting of John A. Miller, Paula H. McMenamin, Marshall E. Eisenberg and Derek Arend. The members of the Foundation Committee disclaim beneficial ownership as a result of serving on the Foundation Committee. Each of JNP ECI Investments, LLC, BTP ECI Investments, LLC and DTP ECI Investments, LLC is a manager-managed South Dakota limited liability company. The investment and voting decisions of each of JNP ECI Investments, LLC, BTP ECI Investments, LLC and DTP ECI Investments, LLC are made by their respective boards of managers, consisting, in each case, of Derek Arend, Marshall Eisenberg and Edward W. Rabin. The members of such boards of managers disclaim beneficial ownership as a result of serving on such boards.

7 Thomas J. Pritzker holds the following stock appreciation rights (“SARs”) that are currently exercisable or will become exercisable within sixty days: (a) 212,967 SARs at an exercise price of $80.02; (b) 292,226 SARs at an exercise price of $71.67; (c) 563,063 SARs at an exercise price of $48.66; (d) 174,337 SARs at an exercise price of $80.46; (e) 109,386 SARs at an exercise price of $95.06; (f) 61,804 SARs at an exercise price of $111.71; and (g) 22,519 SARs at an exercise price of $157.11. Each SAR gives the holder the right to receive a number of shares of Class A Common Stock equal to the excess of the value of one share of Class A Common Stock at the exercise date, over the exercise price. The number of shares of Class A Common Stock that Mr. Pritzker will receive upon exercise of such SARs is not determinable until the date of exercise and therefore is not included in the information above. Thomas J. Pritzker is also the grantor of the trust set forth on Appendix 6 of Exhibit 26, and has the right to revoke the trust at any time without the consent of another person. As a result he could be deemed to be the sole beneficial owner of the shares owned by such trust.